Exhibit 99.1.


         MARATHON REVIEWS PROGRESS OF UPSTREAM AND DOWNSTREAM BUSINESSES

     New York, November 30, 2000 - At a meeting today with investors and financial analysts, the Marathon Group (NYSE:MRO), a unit of USX Corporation, reviewed progress of the strategic re-organization of its upstream business and the competitive standing and marketing strategies of its downstream operations.

     In addressing the upstream business, Marathon Oil Company president Clarence Cazalot reviewed the strategic targets and achievements to-date towards Marathon's upstream commitment to significantly improve shareholder return.
"The competitive challenges that we face are well understood," noted Cazalot. "We have plans in place for dramatic change and improvement and I believe that the organization is both ready for change and able to deliver on our commitments."

     CLARENCE CAZALOT introduced the new senior leadership team, announced in September, and invited each to review their respective areas of responsibility and outline the performance metrics that their businesses would be judged by.
In his introductory remarks, he noted that the reorganization and consolidation of the upstream business announced in October was largely complete. Early retirement programs in the U.S. and the U.K. have resulted in a little over 500 eligible employees electing to retire, while further job reductions underway in the U.S., U.K. and Canada will eliminate 250 additional positions. "Overall, we expect Marathon's worldwide exploration and production headcount to fall below 3,000, some 24 percent lower than at the end of 1999," noted Cazalot.
Commenting on the company's target of implementing $150 million of annual repeatable efficiencies by the end of 2001, Cazalot added, "we are on track to deliver a $75 million reduction in above-the-field costs and we have made substantial progress towards cutting exploration expenses by $50 million. As we also realize annual savings of $25 million through global procurement, we are well on our way to meet our ambitious overall target."

     PHIL BEHRMAN, senior vice president of Worldwide Exploration discussed Marathon's plans to enhance near-term production in 2001 with a program targeting U.S. prospects in Oklahoma and Texas and international prospects in
Western Canada and Norway.   Regarding the mid to long-term, Behrman noted that
Marathon's emphasis would be on high impact exploration targeting access to the best prospects adjacent to, or within proven trends. "We aim to grow and enhance our inventory of quality opportunities," noted Behrman. "Towards this objective, we have a focused deepwater program in 2001 targeting at least two wells offshore Angola, one to two off Eastern Canada and five to six in the Gulf of Mexico."

                                    -more-

     STEVE LOWDEN, senior vice president of Business Development highlighted Marathon's renewed emphasis on resource capture within the upstream value chain. Lowden saw niche opportunities for Marathon where the Company could leverage its size by combining the technical competence of a `super-major' allied with the agility of an independent. "We're looking to build three or four new international core areas, starting with at least one next year. We see our prime opportunities in North and West Africa, the Middle East and Southeast Asia." noted Lowden. "Marathon intends to accelerate its business development effort to acquire producing and development assets that enable us to balance growth in both the near and medium term."

     DAVE GOLDER, senior vice president of Commercialization and Development gave an overview of Marathon's current development projects. He discussed Petronius and Camden Hills in the Gulf of Mexico, the Corrib development off the West Coast of Ireland, Foinaven in the U.K. Atlantic Margin and the Vale field in the Norwegian sector of the North Sea. Golder highlighted the positive experience Marathon gained on the Sakhalin project where the trade to Shell, in exchange for production interests in the U.K. and Gulf of Mexico, is expected to be completed in December. "Marathon has made a major contribution to this world-class project," noted Golder. "The technical and project management expertise that we have established, combined with valuable experience working with diverse cultures and political systems, are transferable skills we can use to our advantage in progressing future opportunities."

     STEVE HINCHMAN, senior vice president of Worldwide Production Operations provided an update of current production activities. He estimated that 2000 production rates would average around 416,000 barrels of oil equivalent per day and forecast that 2001 rates would average slightly over three percent higher at 430,000 BOE/d. Hinchman noted that Marathon anticipated making a downward revision of previous reserve estimates at year-end of approximately 100 million barrels of oil equivalent as a result of production performance and disappointing drilling results. Of this total, about half will move from the proven reserve category to other, non-proven categories. This downward revision will result in an asset impairment under FAS 121, which is presently estimated to be approximately $200 million on a pre-tax basis.

       "As we move forward, we will maintain our emphasis on top quartile safety and environmental performance while continuing to drive down controllable costs," noted Hinchman. "Our near term focus in the U.S. will be to leverage production in core production areas such as the Gulf of Mexico, the Permian Basin in Texas and the Anadarko gas basin in Oklahoma. Internationally, the emphasis will be in Europe by maximizing our returns from the Brae infrastructure and the newly acquired Foinaven asset in the Atlantic Margin."

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     JOHN MILLS, senior vice president of Finance and Administration, reviewed the financial performance metrics for the Marathon Group. He noted that the upstream business would target income per barrel of $4 in a $19/barrel WTI spot price environment, while the downstream business would continue to target top quartile peer group performance for income per barrel of crude oil processed. "The Marathon Group is working hard at optimizing its financial structure to provide for future resource opportunities," Mills noted. "Our focus is on maintaining financial discipline with the flexibility to pursue profitable growth." Marathon pointed out that through the first three-quarters of 2000, the Group's debt to total capital had fallen to 34 percent. Mills also noted that since USX announced a $450 million buy back plan in July 2000, approximately 3 million Marathon Group shares had been repurchased.

     Regarding Marathon's downstream business, "Corky" Frank, president of Marathon Ashland Petroleum LLC (MAP), and John Surma, who will succeed Frank effective January 1, 2001, addressed MAP's competitive situation and market strategies.

     CORKY FRANK noted that MAP's record of success was consistently outstanding. In 1998, its first year of operations, MAP finished second among its competitor group in adjusted income from operations per barrel of crude oil throughput. MAP finished first in 1999 and ranks second through the third quarter of this year. MAP has realized more than $400 million in merger related efficiency savings since its inception, while capital discipline has kept the company, by its own estimate, first in return on net fixed asset investment. "New investment should continue to provide good returns," said Frank. "A good example is the coker to come on stream next year at the company's Garyville Refinery." The coker will run less costly feedstocks and increase yields of higher-value light products. Frank noted that company estimates put MAP number one in gasoline market share in five of its core Midwest states. He said that MAP was well positioned with refining and supply options in this product-short market.

     JOHN SURMA discussed progress on the company's Centennial and Cardinal pipeline projects. Both projects should place MAP in a highly competitive position to take advantage of changing Midwest product supply patterns. He noted that MAP's strategy is to move an increasing share of its equity gasoline production through its Marathon and Speedway brand units, capturing increased margin and efficiency. The Marathon Brand is enjoying strong growth in Minnesota and in the Southeast states. At the same time, Speedway is building a nationwide system of truckstops and travel centers along major east-west
interstates.   "Due to our strategic position in the Midwest," Surma said, "we should be able to achieve very competitive returns because of the expected tight supply in our major markets. This should allow us to generate above-average returns on capital investments, including those for clean fuel requirements."

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     Marathon Oil Company is a part of the USX-Marathon Group (NYSE: MRO), a unit of USX Corporation.

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Except for historical information this news release consists of forward looking statements with respect to the timing and completion of various projects or activities, progress on implementing efficiencies, that such efficiencies are annually repeatable, plans to enhance near-term production, forecasted production rates, adjustments to existing reserves and estimates of FAS 121 impairment. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, USX has included in Form 10-K for the year ended December 31, 1999 and any subsequent reports on Form 10-Q and Form 8-K cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements. The review of reserves is ongoing and based upon a number of assumptions such as, presently known physical data concerning the size and character of reservoirs, economic recoverability, results of production performance and drilling results. Projections of 2000 and 2001 production are based upon anticipated investments in existing assets, as well as, modest additions from development and exploration activity and potential or future business development activity. Such projections are also based upon certain assumptions, including (among others) prices, amount of capital available for exploration and development, worldwide supply, regulatory approval, production decline rates of mature fields, timing of commencing production from new wells, and other geological and operating considerations.

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